UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 21, 2010

KAYDON CORPORATION
(Exact name of Registrant as Specified in Charter)

Delaware	1-11333	13-3186040
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

315 East Eisenhower Parkway, Suite 300 Ann Arbor, Michigan 48108
(Address of principal executive offices)

(734) 747-7025
(Registrant’s telephone number, including area code) Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 21, 2010, Kaydon Corporation (the “Company”) entered into a credit agreement (the “Credit Agreement”) for a senior credit facility with JP Morgan Chase Bank, N.A. as Administrative Agent and a syndicate of lenders.

The Credit Agreement provides for a $250 million senior revolving credit facility and provides for borrowings by the Company and its wholly-owned subsidiaries party to the Credit Agreement in various currencies for working capital and other general corporate purposes, including acquisitions.  The Credit Agreement matures on September 21, 2015.

The Credit Agreement is guaranteed by the Company and certain of its current domestic subsidiaries.  Under certain circumstances newly formed or additional existing subsidiaries must be added to guarantee the Credit Agreement.  In the case of any foreign subsidiary a pledge of 65% of its outstanding equity may be provided instead of a guarantee, if such a guarantee would result in adverse tax consequences or because of legal or financial restrictions in the applicable jurisdiction.

Loans under the credit facility bear interest at a floating rate and may be maintained at the Company’s option as Eurocurrency rate loans (tied to a base rate determined by reference to the applicable rate for deposits in the applicable currency plus 1%) or as base rate loans (tied to the greatest of the prime rate, the federal funds rate plus .5%, and the one month Eurocurrency rate plus 1%).

The Credit Agreement requires the Company to comply with maximum leverage and minimum interest coverage ratios.  In addition, the credit facility contains other standard covenants such as those which (subject to certain thresholds) limit the ability of the Company and its subsidiaries to, among other things, incur debt, sell assets, incur additional liens, make certain investments, make distributions on or repurchase equity, engage in certain acquisitions or mergers, enter into certain transactions with shareholders or affiliates, or enter into certain hedging obligations.  Events of default under the Credit Agreement include payment defaults, defaults under material indebtedness, breach of representations, warranties or covenants or other terms of the loan documents, certain events of bankruptcy or dissolution, judgment defaults, invalidity of any loan documents, change of control, defaults or events relating to employee benefit plans of the Company or its subsidiaries, termination of any guarantees, and certain failures of the collateral documents with respect to perfected security interests.  The events of default would permit the lenders to accelerate borrowings under the Credit Agreement if not cured within applicable grace periods.

The foregoing description of the provisions of the Credit Agreement is qualified in its entirety by reference to the full and complete terms of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

(c) Exhibits

Exhibit No.	Description

10.1
Credit Agreement, dated as of September 21, 2010, among Kaydon Corporation, the subsidiary borrowers from time to time party thereto, the alternate currency borrowers from time to time party thereto, the institutions from time to time parties thereto as lenders, JP Morgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. Comerica Bank, SunTrust Bank, and Wells Fargo Bank, National Association, as Syndication Agents, and J.P. Morgan Securities LLC as Sole Lead Arranger and Sole Book Runner

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 22, 2010	KAYDON CORPORATION

	By:	/s/ Debra K. Crane
Debra K. Crane
Vice President, General Counsel and Secretary